FIRST AMENDMENT TO
LICENSING AND SUPPLY AGREEMENT

THIS FIRST AMENDMENT TO NATHAN'S FAMOUS LICENSING AND SUPPLY AGREEMENT (this "First Amendment") is made and effective as of the latest date signed by and between Nathan's Famous Systems, Inc. ("NFSI") and John Morrell & Co. ("John Morrell"). NFSI and John Morrell may collectively be referred to herein as the "parties." Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, NFSI and John Morrell have entered into a Licensing and Supply Agreement, dated December 5, 2012 (the "Agreement"), for the exclusive right and obligation to manufacture, distribute, market and sell "Nathan's Famous" branded hot dog, sausage and corned beef products in refrigerated consumer packages to be resold through retail channels in the United States; and

WHEREAS, the parties desire to amend the Agreement to expand the territory and add new products as set forth in this First Amendment.

NOW THEREFORE, in consideration of the mutual promises, covenants and obligations set forth in the Agreement and this First Amendment, the parties agree to amend the Agreement as follows:

1. Amendments.

   a. Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

      Territory – The United States and Canada, as well as Sam's Clubs in Mexico.

   b. Section 3(a) of the Agreement (not including subsections) is hereby deleted in its entirety and replaced with the following:

      Retail - John Morrell will have the exclusive right and obligation to manufacture, distribute, market and sell "Nation's Famous" branded hot dog, sausage and corned beef products in refrigerated consumer packages ("NF Retail Franks") and "Nathan's Famous" branded hot dog toppings (including, without limitation, chili, cheese sauce and onion sauce but specifically excluding mustard, ketchup and sauerkraut which are currently licensed by NFSI to third parties), hamburgers, lunchmeat, hot dog buns and hamburger buns in consumer packages ("NF Retail Ancillary Products") to be resold through retail channels (e.g., supermarkets, groceries, mass merchandisers and club stores) in the Territory (together, NF Retail Franks and NF Retail Ancillary Products shall be referred to herein as "NF Retail Products").

      With respect to hot dog buns and hamburger buns (the "Sublicensed Products"), John Morrell shall have the right to sublicense the rights granted herein, or any portion thereof, to a third party manufacturer. John Morrell shall be solely responsible for negotiating and managing such sublicense relationship and supporting marketing programs for the Sublicensed Products in accordance with the terms and conditions of the Agreement. All royalty proceeds and other revenue resulting from the Sublicensed Products shall be divided equally (50/50) between NFSI and John Morrell.

c. Section 6(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

Retail Royalty – John Morrell will pay NFSI on a monthly basis a royalty on NF Retail Products as follows:

NF Retail Products	Royalty Rate
NF Retail Franks	10.8% of Net Sales
NF Retail Ancillary Products Hot Dog Toppings Lunchmeat Hamburgers	5% of Net Sales
Sublicensed Products Hot Dog Buns Hamburger Buns	Royalty rate to-be-negotiated with third party sublicensee, with royalty proceeds split 50/50 between NFSI and John Morrell.

As used herein, "Net Sales" shall be gross delivered invoice price less only trade promotion discounts (slotting fees and the cost of trade advertisements will NOT be deducted in calculating Net Sales).

d. Minimum Guaranteed Royalties - For the avoidance of doubt, royalties earned by NFSI on NF Retail Ancillary Products and Sublicensed Products, and on NF Retail Franks in Canada and Mexico, shall not be included in, and shall not count towards, the annual minimum guaranteed royalty computation described in paragraph 6(b) and Schedule I of the Agreement.

e. Approvals – For the avoidance of doubt, all of the provisions of paragraph 4(h) of the Agreement shall apply to the NF Retail Ancillary Products and Sublicensed Products.

f. The following shall be added as a new Section 6(c) of the Agreement:

Minimum Sales Requirement – Commencing January 1, 2018, John Morrell shall achieve and maintain a minimum annual Net Sales of $1,000,000 (the "Minimum Sales Requirement") for each of the following categories (i) NF Retail Ancillary Products, (ii) Sublicensed Products, (iii) total sales for all NFSI products in Mexico and (iv) total sales for all NFSI products in Canada. In the event John Morrell fails to achieve the Minimum Sales Requirement for the 2018 calendar year or for two (2) consecutive calendar years thereafter for any of the foregoing categories, NFSI shall have the right to terminate John Morrell's rights for each such underperforming category and NFSI shall have the right to license such rights on a exclusive basis to a third party unless John Morrell and NFSI mutually agree in writing on a sales strategy to achieve the Minimum Sales Requirement.

g. Smithfield Packaged Meats Sales Corp. -- NFSI acknowledges and agrees that John Morrell may perform certain sales and marketing functions under the Agreement through its wholly-owned subsidiary Smithfield Packaged Meats Sales Corp., provided that John Morrell shall remain solely responsible for all obligations under the Agreement.

h. Online Retailers – NFSI agrees that John Morrell shall have the right to sell NF Retail Products in the United States only through online food retailers, including, without limitation, Amazon, Amazon Fresh, Fresh Direct, Instacart, Blue Apron, Shipt, Radish, Peapod, and Chef'd. In connection with such sales, John Morrell shall pay NFSI all applicable royalties, it being understood that if NF Retail Products are bundled with other products sold by John Morrell, the nets sales generated by such bundle shall be apportioned for royalty purposes based on the ratio of the list price of the NF Retail Products concerned compared to the list price of the other John Morrell products concerned.

2. **No Other Amendments.** Except as expressly set forth above, all of the remaining terms and conditions of the Agreement remain in full force and effect.

3. **Miscellaneous.**

a. This First Amendment is deemed and intended by the parties to be an amendment to the Agreement, and in the event of any inconsistency between the terms and conditions in the Agreement and this First Amendment, the terms and conditions in this First Amendment shall prevail.

b. This First Amendment may be executed in counterparts; all such counterparts shall constitute but one and the same agreement. This First Amendment may be delivered by electronic transmission with the same effect as if originally executed copies of this First Amendment were personally delivered to the parties thereof.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed by their duly authorized officers or representatives as of the date first set forth above.

JOHN MORRELL & CO.	NATHAN'S FAMOUS SYSTEMS, INC.
By: [signature]	By: [signature]
Name: MICHAEL J. PARIBELLO	Name: ERIC GATOFF
Title: SR. DIR. OF MARKETING	Title: CEO
Date: 9/22/2016	Date: 9/22/16